UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 22, 2004

Date of Report (Date of earliest event reported)

DURECT Corporation

(Exact name of registrant as specified in its charter)

000-31615

(Commission File Number)

Delaware	94-3297098
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

10240 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices, with zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into or Amendment of Material Definitive Agreement

Effective November 22, 2004, DURECT Corporation (the “DURECT”) and Endo Pharmaceuticals Inc. (“Endo”) entered into Amendment 2 to the Development, Commercialization and Supply License Agreement relating to the development and commercialization of the CHRONOGESIC product in the U.S. and Canada. Prior to the present amendment, in addition to other specified termination rights provided to both parties, the agreement provided Endo with a right to terminate the agreement starting January 1, 2005 in the event that DURECT had not commenced a specified clinical trial for the CHRONOGESIC product candidate on or before January 1, 2005, provided that Endo provided us written notice of termination prior to January 31, 2005. Under Amendment 2, Endo’s termination right was amended to replace the January 1, 2005 date with January 1, 2006.

In addition, under the terms of the agreement as amended by Amendment 2, for the period commencing January 1, 2004 until earlier of January 1, 2006 or the commencement of a specified clinical trial for the CHRONOGESIC product candidate, Endo will fund 25% of the ongoing development costs for the product candidate in the U.S. and Canada, excluding system redesign costs and pharmacokinetic trials necessitated by any system redesign, up to an aggregate amount of $250,000 for the period. Commencing on January 1, 2006, unless the agreement is earlier terminated by Endo, Endo will fund 50% of the ongoing development costs for the CHRONOGESIC product candidate in accordance with the terms of the agreement. The effect of Amendment 2 was to substitute the date “January 1, 2006” in lieu of the date “January 1, 2005” in the above-referenced provisions on development costs in the agreement.

Amendment 2 to the Development, Commercialization and Supply License Agreement, dated November 22, 2004, between DURECT Corporation and Endo Pharmaceuticals is attached as Exhibit 10.41 hereto and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT CORPORATION

Date: November 29, 2004	By:	/s/ James Brown
James Brown
Chief Executive Officer

DURECT CORPORATION

INDEX TO EXHIBITS

Exhibit Number	Description
10.41	Amendment 2 to Development, Commercialization and Supply License Agreement between DURECT Corporation and Endo Pharmaceuticals, Inc. dated as of November 22, 2004